Free Writing Prospectus

Dated October 30, 2013

Filed Pursuant to Rule 433(d)

Registration No. 333-189212

Registration No. 333-189212-02

$1B CARMAX AUTO OWNER TRUST 2013-4

LEAD MANAGERS: Barclays (str), RBC, Wells                                              SEC-Registered

CO-MANAGERS : BAML, RBS, Scotia

ClS	$AMT(MM)	MDY/F	WAL	P.WIN	E.FNL	L.FNL	BMK+SPD	YLD	COUP	PRICE
A1	167.000	P-1/F1+	0.30	1-6	05/14	11/14		0.24%	0.24%	100.00000
A2	317.000	Aaa/AAA	1.10	6-20	07/15	11/16	EDSF+23	0.529%	0.52%	99.99077
A3	316.000	Aaa/AAA	2.45	20-39	02/17	07/18	IntS+27	0.805%	0.80%	99.99113
A4	138.000	Aaa/AAA	3.77	39-49	12/17	05/19	IntS+34	1.286%	1.28%	99.99052
B	22.000	Aa2/AA	4.11	49-49	12/17	07/19	IntS+65	1.718%	1.71%	99.99251
C	20.000	A2/A	4.11	49-49	12/17	09/19	IntS+90	1.968%	1.95%	99.96062
D	20.000	Baa2/BBB	4.11	49-49	12/17	04/20	IntS+155	2.618%	2.60%	99.98501

Bloomberg Ticker :	CARMX 2013-4
Registration :	SEC Registered
Expected Ratings :	Moody’s/Fitch
Expected Pxg :	Priced
Pxg Speed :	1.3% ABS, 10% Call
Expected Settle :	11/07/13
Min Denoms :	$5K x $1K
First Pay :	12/16/13
BILL & DELIVER :	Barclays
CUSIPS :	A1 14313PAA5 A2 14313PAB3 A3 14313PAC1 A4 14313PAD9 B 14313PAE7 C 14313PAF4 D 14313PAG2

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.